Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS THIRD QUARTER 2022 RESULTS

EAST HANOVER, NJ – (              ) – November 14, 2022 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its third quarter results for the three and nine months ended September 30, 2022.

Financial Highlights for Three Months Ended September 30, 2022 Compared to Three Months Ended September 30, 2021:

●	Total revenue was $10,917,159, compared with $10,109,654, an increase of 8.0%.

●	Software revenues were $2,482,488, compared with $1,553,567, an increase of 59.8%.

●	Service revenues totaled $8,434,671, compared with $8,556,087, a decrease of 1.4%.

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Earnings before taxes, interest, depreciation, and amortization (“EBITDA”), plus share-based compensation, were $167,097, compared with loss before taxes, interest, depreciation and amortization, plus share-based compensation, of $14,655, an increase of $181,752.

●	Net loss was $134,237, or $0.03 loss per basic and diluted share, compared to net loss of $240,029, or $0.05 per basic and diluted share.

Financial Highlights for the Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021:

●	Total revenues rose 4.4% to $32,579,076 from $31,218,331.

●	Software revenues were $7,875,531, compared with $5,319,063, an increase of 48.1%.

●	Service revenues totaled $24,703,545, compared with $25,899,268, a decrease of 4.6%.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus share-based compensation were $658,396, compared with earnings before taxes, interest, depreciation and amortization, plus share-based compensation, of $1,140,953, a decrease of $482,557.

●	Net loss was $262,259, or $0.05 loss per basic and diluted share, compared to net income of $244,939, or $0.05 per basic and diluted share.

●	As of September 30, 2022, the Company had $7,232,158 in cash and cash equivalents; $2,252,936 in accounts receivable; long term debt of $1,250,267 (excluding the impact of operating lease liabilities), and total stockholders’ equity of $9,527,839.

For more details on SilverSun's third quarter and nine months results, please refer to the Company's 10-Q filed with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “The economic environment has been challenging. Despite that, we were able to continue to execute on our plan to increase our market share of our software products, as evidenced by our 59.8% increase in software revenues this quarter, and a 48.1% increase through the first nine months of the year. Our sales pipeline remains strong, and we anticipate that we will be able to maintain this pace of sales in the coming quarters. This is all dependent, however, on the U.S. economy not entering into a recession. Our customers and prospects seem to feel confident about their economic outlook, and continue to invest in their systems and infrastructure for the future, but this could all rapidly change in the event we do in fact enter a recession.”

“Our challenge has been and continues to be the retention and recruitment of personnel to accommodate our growth. Our costs have been impacted by higher costs associated with increasing pay and benefits to employees to retain and recruit their services, and to address inflationary pressures in the overall economy. These issues appear to be prevalent throughout our industry, but we believe the worst is behind us. It remains to be seen whether the mass lay-offs recently announced by large tech companies will help to increase the pool of available skilled personnel, but we have seen indications in recent weeks of a higher number of applicants applying for our job postings than we were seeing earlier in the year. that there are now a higher number of personnel looking to move to companies like ours. We believe that we will continue to be successful in attracting and maintaining qualified personnel going forward under any reasonable circumstances.”

“Our operating expenses rose as a result of increased inflation increasing our costs of doing business. In addition, we continue to invest in our sales and marketing efforts, with great success. Our team is doing much more traveling than during the pandemic, and is attending and sponsoring more in-person conferences and trade shows, which contribute to our growth.”

Meller concluded, “We believe that we are well positioned for continued growth and success as we have a strong team, experienced resources, and a strong financial position to support our initiatives. We look forward to delivering positive results in the coming quarters.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network managed services practice that provides cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com